Exhibit 99.1

Phoenix Motor Inc. Announces Unaudited Fourth Quarter and Full Year 2022 Financial Results1

Anaheim, California (March 29, 2022) – Phoenix Motor Inc. (Nasdaq: PEV) (“Company” or “Phoenix”), a leader in manufacturing of all-electric, medium-duty vehicles, today announced its unaudited results for the fourth quarter and full year ended December 31, 2022. The audited financial statements for the year ended December 31, 2022 will be publicly filed by March 31, 2023.

Financial Highlights for the Fourth Quarter of 2022

•

Net revenues totaled $1.8 million in the quarter, an increase of approximately 35% compared to the prior-year period of $1.3 million, principally due to increased sales of electric vehicles and electric forklifts.

•	Gross profit increased to $0.3 million in the quarter, compared to a gross loss of $0.4 million in the fourth quarter of 2021, primarily driven by a shift in the product mix and improved gross margin on electric vehicles.
•	The net loss decreased to $4.5 million in the quarter, compared to a loss of $8.2 million in the prior-year period.

Financial Highlights for the Years Ended December 31

•	Net revenues for 2022 were $4.3 million, a 45% increase compared to 2021, primarily driven by an increase in the sales of electric forklifts.
•	Gross profit increased to $0.8 million for 2022, compared to a gross loss of $0.6 million for 2021, and the gross margin rose from -19% to 19%, driven by higher margins across all products categories, particularly a significantly improved margin on electric vehicles from -31% to 5%, and the 19% margin of electric forklifts.
•	Net loss decreased to $12.7 million during 2022, compared to a net loss of $14.6 million for 2021.
•	Total assets were $20.4 million as of December 31, 2022.

Recent Company Highlights

•	In March 2023, Phoenix and Matthews Specialty Vehicles signed a Memorandum of Understanding to jointly build and deploy Class 4 electric specialty vehicles for commercial applications including mobile healthcare, bloodmobiles, bookmobiles, classrooms, public safety and shuttles.
•	Also in March 2023, Phoenix announced it is now a qualified manufacturer for the commercial clean vehicle credit under the Inflation Reduction Act.
•	In February 2023, Phoenix delivered three all-electric, zero emission medium-duty trucks and Level III charging stations to the City of Salinas, CA.
•	In January 2023, Phoenix and Fermata Energy announced the signing of an Equipment Testing Agreement, to pair Fermata’s V2X bidirectional chargers and AI-driven software platforms with Phoenix’s zero emission drive systems.

1 The financial statements for the fourth quarter and full year ended December 31, 2022 herein the press release have not been audited or reviewed by the Company’s independent registered accounting firm. The audited financial statements for the year ended December 31, 2022 to be disclosed in the Company’s Form 10-K may have discrepancies with the above-mentioned unaudited and unreviewed financial statements.

•	In November 2022, Phoenix received a nomination letter from CATL (Contemporary Amperex Technology Co., Limited), the world’s largest EV battery manufacturer, forming a strategic partnership and outlining the terms for the procurement of K-Pack batteries and related products for Phoenix’s product lines.
•	In October 2022, the Company and Pegasus Specialty Vehicles announced the formation of a strategic partnership to jointly develop Class A electric school buses, targeted for the North American market.
•	Also in October 2022, the Company engaged IAT to advance engineering and design work for Phoenix’s Gen 4 EVs, to maximize cost efficiencies, speed time to market and ensure the highest quality standards.

“The commencement of production for our fourth-generation vehicles, as well as the expectation to achieve first delivery during the summer of 2023, is an exciting milestone for Phoenix,” Phoenix’s CEO, Dr. Lance Zhou commented. “We are executing on time and on budget and have built a strong order book for our Gen 4 vehicles. Our latest vehicle development provides a number of advantages compared with prior generations, such as lower costs and the ability to achieve mass production and is the bridge to our Gen 5 ground-up chassis vehicles, which will enable the Company to achieve chassis independence and is expected to begin production and sales during 2024.”

Start of Production of Gen 4 Vehicles this Summer

In the summer of 2023, Phoenix anticipates the start of production of its fourth generation vehicles for the medium-duty EV market. The Gen 4 development will provide several advantages versus our current Gen 3 models, specifically:

•	Asset Light Business Model: Gen 4 will mark the deployment of the Company’s “asset light” business model both upstream and downstream. Upstream, Phoenix will leverage its strategic partnerships with R&D partners and engineering suppliers to more efficiently and quickly develop its product line. Downstream, Phoenix is partnering with both customers and third party manufacturers to develop manufacturing and assembly facilities at strategic locations around the country.
•	Scale: The Company anticipates efficient scaling of its production, utilizing customer and third-party assembly facilities. Phoenix is reconfiguring its current Anaheim manufacturing facility to increase production capacity and to utilize it as a showcase facility and training center to ensure its processes and procedures are standardized across its entire partner-operated production network.
•	Reduced Costs: Gen 4 is expected to achieve lower production and materials costs compared to Gen 3 vehicles, benefiting from standardization of processes and procedures, as well as components and sub-assemblies—a benefit which will carry over to Gen 5 production as well.
•	Battery Supply: The Company expects it will benefit from its recent partnership with CATL for long-term strategic supply of K-Packs and related products for its Gen 4 electric vehicles.

Gen 5 Will Offer Chassis Independence in 2024

Design, development and production planning for Phoenix’s Gen 5 vehicles will leverage on Phoenix’s experience and benefit from the development of its Gen 4 line of vehicles. Unique highlights of Gen 5 are expected to include:

•	Ground-up Chassis Design: The Company will be producing its own ground up, purpose-built chassis in 2024.
•	Chassis Independence: The development of Gen 5 will provide Phoenix with chassis independence, overcoming one of the major impediments facing the industry.
•	Lower Costs: Phoenix should be able to produce its chassis for far less than the cost it is paying to acquire chassis today.
•	Increased Design Flexibility and Customer Satisfaction: Phoenix’s ground up chassis will enable it to customize vehicle designs to meet specialized needs, while maintaining standardized processes and procedures, increasing the Company’s capacity to accommodate customer requirements and meet the evolving needs of the transforming electric vehicle market.

EdisonFuture: The Platform for Growth in 2025 and Beyond

Phoenix continues to make progress in the design and development of its EdisonFuture line of light-duty electric vehicles. This product line is anticipated to provide the market with both consumer and commercial pick-up trucks, SUVs and delivery vans. The development of EdisonFuture will, much like Gen 5, benefit greatly from the development of prior generations, which will further lower costs and speed time-to-market.

Conference Call Information

Phoenix Motor will host a conference call today at 5:00 PM ET to discuss these results. Interested investors and other parties may access a live webcast of the conference call which will be available on the Events and Presentations page on the Investor Relations section of Phoenix’s website at https://phoenixmotorcars.com/investor-relations/events-and-presentations/default.aspx. The call can also be accessed live via telephone by dialing (888) 660-6373 or for international callers (929) 203-1975 and referencing Phoenix Motorcars.

An archive of the webcast will be available after the call on the Events and Presentations page on the Investor Relations section of Phoenix’s website, along with Company’s earnings press release.

About Phoenix Motor Inc.

Phoenix Motor Inc., a pioneer in the electric vehicle (“EV”) industry, designs, builds, and integrates electric drive systems and light and medium duty EVs and sells electric forklifts and electric vehicle chargers for the commercial and residential markets. Phoenix operates two primary brands, “Phoenix Motorcars”, which is focused on commercial products including medium duty EVs (shuttle buses, school buses, municipal transit vehicles and delivery trucks, among others), electric vehicle chargers and electric forklifts, and “EdisonFuture”, which intends to offer light-duty EVs. Phoenix endeavors to be a leading designer, developer and manufacturer of electric vehicles and electric vehicle technologies. For more information, please visit: www.phoenixmotorcars.com.

Forward-Looking Statement

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. When the Company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. No assurance can be given that the net proceeds of the Offering will be used as indicated. Forward-looking statements are no guarantee of future performance and involve risks and uncertainties that may cause the actual results to differ materially from the Company’s expectations discussed in the forward-looking statements. These statements are subject to uncertainties and risks including, but not limited to, the following: the Company’s ability to convert concept trucks and vans into production and sales; the Company’s product development timeline and expected start of production; development of competitive trucks and vans manufactured and sold by the Company’s competitors and major industry vehicle companies; the Company’s ability to scale in a cost-effective manner; the Company’s future capital requirements and sources and uses of cash; the Company’s ability to obtain funding for its future operations; the Company’s financial and business performance; changes in the Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; the implementation, market acceptance and success of its business model; expectations regarding the Company’s ability to obtain and maintain intellectual property protection and not infringe on the rights of others; and other risks contained in the Offering prospectus and reports filed by the Company with the SEC. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Additional factors are discussed in the Company’s filings with the SEC, including those set forth in the Risk Factors section of the Company's registration statement and Offering prospectus, which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Investor Relations Contacts:
Mark Hastings, SVP & Head of Investor Relations

Sioban Hickie, ICR Inc.
PhoenixIR@icrinc.com

Phoenix Motor, Inc.

Unaudited Consolidated Statement of Operations

For the Year Ended December 31, 2022 and December 31, 2021

(Dollars in thousands, except per share data)

	Year Ended	Year ended
	December 31,	December 31,
	2022	2021
Net revenues (including revenue from a related party of $168 and nil for the years ended December 31, 2022 and 2021, respectively)	$4,330	$2,977
Cost of revenues	3,510	3,540
Gross profit (loss):	820	(563)
Operating expenses:
Selling, general and administrative	13,970	13,750
Operating loss	(13,150)	(14,313)
Other income (expense):
Interest expense, net	(7)	(3)
Others	461	(287)
Total other income (expense), net	454	(290)
Loss before income taxes	(12,696)	(14,603)
Income tax provision	(9)	(11)
Net loss	$(12,705)	$(14,614)
Net loss per share of common stock:
Basic and Diluted	$(0.65)	(0.84)
Weighted average shares outstanding*	19,664,273	17,500,000

Phoenix Motor, Inc.

Unaudited Consolidated Balance Sheet

As of December 31, 2022, and December 31, 2021

	December 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$139	$2,683
Accounts receivable, net	1,510	1,201
Inventories	4,560	2,225
Prepaid expenses and other current assets	1,344	528
Amount due from related party	168	—
Total current assets	7,721	6,637
Restricted cash, noncurrent	250	—
Property and equipment, net	2,492	2,205
Security deposits	208	—
Right-of-use assets	3,797	—
Intangible assets, net	1,704	2,323
Goodwill	4,271	4,271
Total assets	$20,443	$15,436
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,359	$1,786
Accrued liabilities	650	779
Advance from customers	1,230	803
Deferred income	503	714
Warranty reserve	325	360
Lease liabilities - current portion	719	—
Long-term borrowing, current portion	3	10
Total current liabilities	4,789	4,452
Lease liabilities - non-current portion	3,225	—
Long-term borrowings	147	756
Total liabilities	8,161	5,208
Commitments and contingencies (Note 14)
Equity:
Common stock, par $0.0004, 450,000,000 shares authorized, 20,277,046 and 17,500,000 shares issued and outstanding as of December 31, 2022 and 2021, respectively*	8	7
Subscription receivable	—	(7)
Additional paid-in capital	40,836	26,085
Accumulated deficit	(28,562)	(15,857)
Total stockholders’ equity	12,282	10,228
Total liabilities and stockholders’ equity	$20,443	$15,436